Exhibit 10.13

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, (the “Agreement”) is made by and between Global Strategies Group (North America) Inc. f/k/a SFA, Inc., a Maryland corporation (the “Company”), and Mr. James Allen (the “Executive”).

WHEREAS, the Company desires to employ Executive, and Executive desires to serve the Company on the terms and conditions set forth in this Agreement.

In consideration of the foregoing and the covenants below, the Company and Executive agree as follows:

1. Employment.

(a) During the Term (as defined in Section 2 hereof), the Company shall employ Executive and Executive shall render services to the Company as Executive Vice President and Chief Financial Officer (CFO) of the Company. Executive shall perform during his employment with the Company such duties and exercise such powers in relation to the business of the Company commensurate with his position as CFO of the Company.

(b) As such, Executive shall report to the President and CEO of the Company.

(c) Executive shall have the authority to perform such actions consistent with his position and such other duties as may from time to time be assigned to Executive by the President and CEO. In the performance of his duties, Executive shall report to the President and CEO, and shall comply with such limits on Executive’s authority as the President and CEO may from time to time impose. Executive shall devote his full and exclusive business time and best efforts to the performance of his duties under this Agreement and shall perform them faithfully and diligently; provided that Executive may (i) serve on corporate, civic or charitable boards or committees and (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and retain any remuneration received therefore as long as such activities do not interfere with the performance of his duties hereunder. The Executive may also continue to serve on the board of directors and boards of advisors listed on Appendix A. For any full day commitment by the Executive required to perform the services on Appendix A, Executive shall be treated as having taken leave without pay for such day.

2. Term of Employment. The Company shall employ Executive commencing on 18 May 2009 (the “Effective Date”) until he resigns or his employment is terminated in accordance with Section 4 below (the “Term”). Subject to the provisions of this Section 2 and earlier termination pursuant to Section 4 below, the term of this Agreement shall commence as of the Effective Date and shall end on the first anniversary thereof, provided that, subject to earlier termination pursuant to the other terms hereof, commencing on the first anniversary of the Effective Date, and on each anniversary of the Effective Date thereafter, the term of this Agreement shall automatically be extended for an additional year unless, not later than six (6) months prior to the expiration of the then-existing term, the Company or the Executive shall have given notice not to extend the term of this Agreement. All periods during which the Executive is employed hereunder shall hereinafter be referred to as the “Term.”

3. Compensation.

(a) Salary. As full compensation for Executive’s services under this Agreement, Executive shall be entitled to an annual gross salary at the rate of $300,000.00 US Dollars (“Base Salary”). The Base Salary shall be payable in accordance with the Company’s normal payroll practices. If Executive’s employment begins or terminates part way through a payment period, his Base Salary will be prorated based on the actual number of days included in the period. All forms of compensation referred to in this Agreement are subject to applicable withholding and payroll taxes.

(b) Bonus. In addition to his Base Salary, Executive will also be considered for an annual bonus of with a performance-based target of 50% of the Base Salary. Bonuses are intended to reward exceptional effort which has increased the profitability of the Company during the Company’s previous financial year (“Financial Year”). Receipt by Executive of a bonus in relation to any Financial Year is not to be regarded as establishing an entitlement on the part of Executive to receive a bonus in relation to subsequent Financial Years or as to the amount of any such bonus. Bonuses are subject to Executive still being employed by the Company at the date payment is due and to his not being under notice of termination on that date either given by Executive or the Company.

(c) Stock Bonus and Stock Options.

(i) Qualifying IPO Stock Bonus Award. Subject to the Executive’s continued employment by the Company through the date of a Qualifying IPO (as defined in the Company’s Stockholder Agreement dated February 9, 2007 as it may be amended from time to time) which occurs on or before December 31, 2009, the Executive shall receive a grant of 2,000 shares of the Company’s common stock (the “Bonus Stock”). In the event of a stock split (or reverse stock split) affecting the Company’s common stock between the Effective Date and the date of the Qualifying IPO, the 2,000 shares to be granted shall be similarly adjusted to account for the stock split (or reverse stock split). Furthermore, in the event of an extraordinary dividend or a distribution of property with respect to the common stock of the Company between the Effective Date and Qualifying IPO, the amount of cash or other property (or an amount of cash equal in value to the property distributed) shall upon vesting of the Executive’s right to be paid the Bonus Stock be paid to the Executive at the time of transfer of the Bonus Stock to the Executive. If a Qualifying IPO does not occur on or before December 31, 2009, no Bonus Stock shall be awarded to the Executive

(ii) Stock Option Grant. As soon as practical after the Effective Date, Executive shall be granted Non-Qualified Stock Options (i.e., options which are not incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) to purchase 3,000 shares (subject to adjustment as provided below) of common stock of the Company. The exercise price shall be equal to the fair market value per share of the Company’s common stock as of the date of the grant of such stock options. The grant shall be made pursuant to terms that are materially similar to the terms of the option agreement attached as Exhibit A hereto. The stock options shall vest based on continued employment as follows: (i) 33-1/3% will vest on the first anniversary of the Effective Date; (ii) 33-1/3% will vest on the second anniversary of the Effective Date; and (iii) 33-1/3% will vest on the third anniversary of the Effective Date, provided that if a Change in Control (as defined below) shall occur prior to a Qualifying IPO the stock option shall terminate and cease to be exercisable.

(iii) Additional Grants. The Executive will be eligible for additional stock option grants in the sole discretion of the Board taking into account the Executive’s performance, the performance of the Company and other factors the Board determines to be relevant. The exercise prices of any additional grants shall be the fair market value of the underlying shares on the dates of such grants and such additional grants shall be subject to such terms as the Board shall determine.

(d) Change in Control Bonus. If, during the period ending on the first anniversary of the Effective Date, the Company consummates a Change in Control while Executive remains continuously employed in good standing as CFO, and provided that Executive has not earned the right to receive the Qualifying IPO Stock Bonus Award or the Qualifying IPO Stock Option Grant under Section 3(c), the Company shall pay Executive a change in control bonus of $400,000 in a lump sum payment within 5 business days of such change. In the event that the Executive shall have been terminated by the Company from employment as CFO without Cause (as defined in Section 4(c)) within the 60-day period preceding the date of a Change in Control, then for purposes of determining the Executive’s eligibility for the Change in Control bonus under this section, the Executive shall be treated as being employed as CFO in good standing on the date of such Change in Control.

(e) For purposes of this Agreement, “Change in Control” means: (i) an individual, person, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust, foreign business organization or other entity, together with any affiliate of the foregoing (other than (x) the Company, (y) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (2) Global Strategies Group Holdings S.A, or any affiliate thereof) (a “Person”) acquires (other than solely by reason of a repurchase of voting securities by the Company) more than 50% of the combined voting power of the Company’s then total outstanding voting securities; (ii) there is consummated a merger or consolidation of the Company with any other corporation or other entity, other than (A) a merger or consolidation which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 25% of the combined voting power of the securities of the Company or such surviving entity or any direct or indirect parent thereof outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (meaning that such Person is entitled to the benefits of ownership although such Person does have possession of or title to such securities) (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities; or (iii) the stockholders of the Company approve a plan of complete liquidation or dissolution; provided, however, that in no event shall an initial public offering of the capital stock of the Company constitute a Change in Control for purposes of this Agreement.

(f) IPO Lock-Up. The Executive agrees, in connection with the initial underwritten public offering of the Company’s securities pursuant to a registration statement under the Securities Act of 1933, (i) not to sell, make short sale of, loan, grant any options for the purchase of, or otherwise dispose of any shares of common stock of the Company held by the Executive without the prior written consent of the Company or the underwriters managing such initial underwritten public offering of the Company’s securities for a period of 180 days from the effective date of such registration statement and (ii) to execute any agreement reflecting clause (i) above as may be requested by the Company or the managing underwriters at the time of such offering.

4. Termination of Employment.

(a) Termination. Notwithstanding Section 2 above, the Company may terminate Executive’s employment prior to expiration of the Term for any of the following reasons: (i) as a result of his death or Disability as provided in Section 4(b) below, (ii) for Cause as provided in Section 4(c) below or (iii) without Cause as provided in Section 4(d) below.

(b) Death; Disability. The Term shall terminate on Executive’s death or Disability, at which time the Company’s obligations under this Agreement to pay further compensation shall cease forthwith, except that the Company shall pay Executive (or his estate or legal representative, as the case may be), in full and complete satisfaction of all of the Company’s obligations under this Agreement, the following: (i) any accrued but unpaid Base Salary prorated on a daily basis up to the date of such termination: (ii) subject to submission of all required documentation, reimbursable expenses accrued (but unpaid) as of the date of such notice of termination of the Executive’s employment; (iii) any accrued but unused vacation days paid at a rate determined consistently with Company policy; and (iv) any vested and accrued employee benefits payable under the Company’s employee benefit plans (collectively, the “Accrued Rights”). As used in this Agreement, the term “Disability” shall mean a physical or mental disability or incapacity of Executive, whether total or partial, that, in the good faith determination, of the Company’s CEO or Board, has prevented him from performing substantially all of his duties under this Agreement during a period of two consecutive months or for 180 (one hundred and eighty) days during any 12 (twelve) month period (or such longer period as may be required to comply with applicable law).

(c) Discharge for Cause. If Executive (i) willfully fails to perform his duties hereunder in a material manner and such failure shall not be discontinued promptly after written notice to Executive thereof (which notice shall be signed by the Board or a designated officer of the Company and refer to a breach of the Employment Agreement); (ii) is charged with or indicted for a felony or other crime casting doubt on Executive’s trustworthiness or integrity; (iii) (A) materially breaches any of his covenants under Sections 5(a) through 5(d) hereof or (B) knowingly and materially breaches any of his covenants under Section 5(e) hereof; (iv) commits any act of dishonesty that is intended to result in personal enrichment of the Executive at the expense of the Company or (v) in bad faith, commits any act or omits to take any action, to the material detriment of the Company (each of the foregoing (i) - (v) constituting “Cause”); then the Company may at any time by written notice terminate Executive’s employment and the Term, and Executive shall have no right to receive any compensation or benefit from the Company hereunder on and after the effective date of such notice, except for any Accrued Rights.

(d) Termination Without Cause. Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Company, in the sole discretion of the Board, shall have the right to terminate Executive’s employment during the Term at any time and for any reason, without Cause by written notice to Executive. In the event that Executive’s employment is terminated without Cause, then the Company shall pay Executive as severance an aggregate amount equal to six months of his Base Salary. This severance shall be payable in equal installments, as and when Executive’s Base Salary would have been payable. The Company shall have no other liability to Executive other than for the Accrued Rights and statutory unemployment benefits. Notwithstanding the foregoing provisions of this Section 4(d), the payments described in this Section 4(d) shall immediately cease if the Executive violates any of the restrictive covenants contained in Section 5 of this Agreement.

(e) Termination By Executive Following a Change in Control.

(i) If, the Executive is offered continuing employment following the Change in Control by the Company (or its successor or affiliate) and Executive shall decline any such continuing employment, then such termination of employment shall be treated as termination of Executive’s employment by the Company without Cause under Section 4(d) of this Agreement and in addition to the severance benefit under Section 4(d) Executive shall also be entitled to a prorated bonus for the partial year ending on his termination date. The bonus shall be prorated on a daily basis up to the date of the Executive’s termination with performance against target determined in good faith by the Board of Directors.

(ii) If Executive shall remain employed by the Company (or its successor or affiliate) following a Change in Control and during the remainder of the then-effective Term following a Change in Control, Executive terminates his employment for Good Reason, such termination shall be treated as a termination of Executive’s employment by the Company without Cause under Section 4(d) of this Agreement. For purposes of this

Agreement, “Good Reason” shall mean (A) the assignment to Executive of any duties materially and adversely inconsistent with his position as set forth in Section 1(a) of this Agreement including, but not limited to status, office or responsibilities as contemplated under Section 1 herein, (B) a change in the Executive’s reporting relationship such that he no longer reports to the CEO, (C) a material breach by the Company of any provision of this Agreement after receipt of written notice thereof from the Executive and failure by the Company to cure the breach within thirty (30) days thereafter, or (D) the relocation of the Executive’s office as assigned to him by the Company to a location more than 50 miles from the Executive’s office prior to the date of such relocation, except for travel reasonably required in the performance of Executive’s Responsibilities.

(f) Termination of Executive if a Qualifying IPO or Change in Control has not Occurred by December 31, 2009. If Executive remains continuously employed as CFO in good standing on January 1, 2010 and no Qualifying IPO or Change in Control has occurred by that date, then Executive may resign within 30 days thereafter, and Company shall treat such resignation as a termination by the Company without Cause under Section 4(d) and CFO shall also receive a prorated bonus for his partial year of employment. The bonus shall be prorated on a daily basis up to the date of the Executive’s termination with performance against target determined in good faith by the Board of Directors.

(g) Other Termination by Executive. During the Term, Executive may in his discretion with or without cause terminate his employment with the Company by giving the Company at least thirty (30) days written notice of his decision to terminate his employment.

(h) Post-Termination Obligations. Executive agrees that following any termination of his employment, he shall co-operate with the Company in winding up or transferring to other Executives or members of the Board of the Company or such other individuals as may be directed by the Board of any pending work and shall also co-operate with the Company and/or any holding company, parent company, associated company and/or subsidiary (the “Group”) (to the extent allowed by law and at the Company’s expense) in the defense of any action brought by any third party against the Company and/or the Group that relates to Executive’s duties; provided that such cooperation does not reasonably interfere with Executive’s subsequent employment. The Company and Executive agree that their obligations under this Section 4(h) shall survive the termination of the Term.

5. Restrictive Covenants.

(a) Non-competition. For so long as Executive is employed by the Company, and for a period of six months following termination of employment, Executive shall not, directly or indirectly, compete with, be engaged in the same business as, be employed by, act as a consultant to, or be a director, officer, Executive, owner or partner of, any business or organization which competes with or is engaged in the same business as the Company or the Group is now engaged in or hereafter engages in during the Term; provided that (i) Executive’s ownership of the stock of any publicly traded entity or mutual fund will not be treated as a violation of this Section 5(a) if such ownership does not result in Executive’s indirect ownership of more than 1% of the outstanding class of any equity securities of an entity that is competitive with the Company and (ii) Executive’s performance of the services listed on Appendix A as permitted by Section l(c) shall not be treated as a violation of the Section 5(a).

(b) Solicitation of Clients. For so long as Executive is employed by the Company, and for a period of one year following termination of employment, Executive shall not directly or indirectly solicit or accept business of the type conducted by the Company and/or the Group during the Term from any person or entity for whom (to the knowledge of Executive) the Company or the Group then or has, during the 12 (twelve) months preceding the date of termination, provided products and/or rendered services.

(c) Interference. For so long as Executive is employed by the Company and for a period of one year following termination of employment, Executive shall not, either directly or indirectly, interfere with the Company and/or the Group’s contracts and relationships, or prospective contracts and relationships, including, but not limited to, the Company and/or the Group’s customer or client contracts and relationships.

(d) Solicitation of Executives. For so long as Executive is employed by the Company and for a period of one year following termination of employment, Executive shall not directly or indirectly encourage or solicit to leave from the Company and/or the Group’s employ, or solicit to join the employ of another person, firm or corporation any executive of the Company and/or the Group or any person who has been such as executive during the 12 (twelve) months preceding the date of termination; provided, however, that Executive may solicit any executive whose employment was terminated by the Company and/or the Group without Cause.

(e) Confidential Information.

(i) Executive agrees that during his employment with the Company he will have access to Confidential Information of the Company and/or the Group to enable him to optimize the performance of his duties to the Company and/or the Group. Executive agrees to use such Confidential Information solely for the Company and/or the Group’s benefit during his employment hereunder. Executive agrees that upon the termination of his employment in accordance with Section 4, the Company shall have no obligation to provide or otherwise make available to him any of its Confidential Information. Executive understands that “Confidential Information” means any Company and/or Group proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer/client lists and customers/clients (including, but not limited to, customers/clients of the Company and/or the Group on whom Executive called or with whom Executive became acquainted during the Term), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to him by the Company and/or the Group either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Executive further understands that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrong act or omission of his or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

(ii) Executive agrees, at all times during the Term and thereafter, to hold in strictest confidence, and not to use, except for the exclusive benefit of the Company and/or the Group, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company and/or the Group.

(iii) Executive agrees that he shall not, during the Term and thereafter, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that he will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(iv) Executive recognizes that the Company and/or the Group has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company and/or the Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his work for the Company and/or the Group consistent with the Company’s agreement with such third party.

(v) Executive will at all times during this Agreement be in a position to make use of information in the performance of his duties. However, if he has any concerns as to whether or not it is appropriate for him to use such information he must draw it to the attention of the CEO or Board, who will give appropriate advice.

(vi) Executive agrees that, at the time of leaving the employ of the Company, he will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all Confidential Information, including, but not limited to, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Executive pursuant to his employment with the Company or otherwise belonging to the Company and/or the Group, their successors or assigns.

(vii) In the event that Executive leaves the employ of the Company, Executive hereby grants consent to notification by the Company to his new employer about his rights and duties under this Agreement.

(viii) If Executive breaches his obligation of confidentiality hereunder, Executive shall be liable to the Company for all damages (direct or consequential) incurred as a result of Executive’s breach.

(f) Divisibility. It is the intent of the parties that the provisions of this Section 5 be enforced to the fullest extent permitted by applicable law. Accordingly, the provisions contained in this Section 5 as to the time period, geographic area and scope of activities restricted shall be deemed divisible, so that if any provision contained in this Section 5 is determined to be invalid or unenforceable, that provision shall be deemed modified so as to be valid and enforceable to the fullest extent lawfully permitted.

(g) Relief. Executive acknowledges that the provisions of this Section 5 are reasonable and necessary for the protection of the Company and that: (i) Executive’s services are and will remain special and extraordinary and have and will have a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law; (ii) Executive is willing to comply with the restrictions contained in this Section 5; (iii) the restrictions contained in this Section 4 will not impair Executive’s ability to earn a living in any businesses other than those businesses from which Executive is prohibited during the time of such restriction; and (iv) a breach of Executive’s obligations under this Section 5 hereof will cause the Company irreparable injury and damage. Accordingly, Executive agrees that the Company shall be entitled to injunctive and other equitable relief for the purpose of restraining Executive from violating such covenants (and no bond or other security shall be required in connection therewith), in addition to any other relief to which the Company may be entitled.

(h) Survival. The Company and Executive agree that their obligations under this Section 5 shall survive the Term.

6. Representations, Warranties and Agreements. Executive hereby represents, warrants and agrees as follows:

(a) Ability to Perform. Executive is free to enter into this Agreement, and to keep fully and perform all of Executive’s agreements, covenants and conditions hereunder. Executive has not done and will not do any act or thing nor make any agreement, commitment, grant or assignment which might interfere with or impair the complete enjoyment of the rights granted and the services to be rendered to the Company. Executive is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of Executive’s duties hereunder or the other rights of the Company hereunder. Executive is aware of no impediments or restraints that would hinder the performance of Executive’s duties under this Agreement. This Agreement constitutes the valid and legally binding obligation of Executive, duly enforceable against Executive in accordance with the terms hereof.

(b) Indemnification. Executive shall indemnify and hold the Company harmless from and against, any and all liability, claims, actions, penalties and expenses, including attorney’s fees and expenses, which the Company may suffer by reason of any breach or alleged breach of any representation, warranty or agreement made by Executive under this Section 6.

7. Miscellaneous.

(a) Survival. The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive the Term.

(b) Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement, other than members of the Group, which are intended to be beneficiaries of Executive’s obligations.

(c) Assignment. This Agreement is not assignable by either party; provided, however, that the Company shall have the right to assign this Agreement to any person or entity controlling, controlled by or under common control with the Company, or to any person or entity to whom or which the business of the Company may be transferred. All covenants and agreements hereunder shall inure to the benefit of and be binding, upon the Company’s successors and assigns.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to agreements made and to be performed in that state, without reference to its principles of conflicts of law. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in the State of Maryland for any lawsuit filed there against Executive by the Company concerning his employment or the termination of his employment or arising from or relating to this Agreement. Each of the parties hereto irrevocably waives any and all right to a trial by jury in any legal proceeding arising out of or related to this Agreement. If any party institutes legal action to enforce or interpret the terms and conditions of this Agreement, each party shall pay its own fees and costs in connection therewith.

(e) Notices. Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered personally or when mailed by registered mail, return receipt requested, to the parties at the following addresses (or at such other address as a party may specify by notice given hereunder to the other):

If to the Company at:

Global Strategies Group, (North America) Inc.

2200 Defense Highway, Suite 405

Crofton, MD 21114

Attn: Chief Executive Officer

if to Executive at the last address on file with the Company’s Human Resource department.

(f) Enforceability. If any term or provision or part of this Agreement is invalid, illegal or unenforceable, in whole or in part, such term or provision or part shall to that extent be deemed not to form part of this Agreement, but the validity and enforceability of the remainder of this Agreement shall not be affected, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If any covenant should be deemed invalid, illegal or unenforceable because its scope or area is considered excessive, such covenant shall be modified so that the scope or area of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(g) Waiver. The failure of a party to this Agreement to insist on any occasion upon strict adherence to any term of this Agreement shall not be considered to be a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

(h) Complete Agreement. This Agreement supersedes all prior or contemporaneous agreements between the parties with respect to its subject matter, and is intended as a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter, and cannot be changed or terminated except by a writing signed by the parties.

(i) Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

(j) Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original. Any executed counterpart returned by facsimile shall be deemed an original executed counterpart.

(k) Reimbursement of Expenses. For purposes of compliance with Section 409A of the Internal Revenue Code of 1986, as amended, no reimbursement of expenses shall be made except in accordance with the terms of the Company’s expense reimbursement policies as in effect from time-to-time and in no event shall any reimbursement be made after the end of the calendar year following the year during which the expense was incurred.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

Global Strategies Group (North America) Inc.

By:	/s/ John Hillen	18 May 09
Date

Its:	CEO

James Allen (“Executive)

/s/ James Allen	5/18/09
Date

APPENDIX A

Approved Boards of Directors and Boards of Advisors

Director, Audit Committee Chairman and Compensation Committee member of NCI Information Systems (10 days)

Director and Audit Committee Chairman, Applied Research Associates, Inc. (10 days)

Director and Audit Committee member of Preferred Systems Solutions (2-3 days)

Member Board of Advisors, Stinger Ghaffarian Technologies (SGT) (4 days)

Member Board of Advisors HeiTech Services, Inc. (4 days)